Exhibit 10.14.2

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 4, 2010 by and among DYNAVOX SYSTEMS LLC, a Delaware limited liability company (“Borrower”), DYNAVOX SYSTEMS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), DynaVox Services Inc., a Delaware corporation (“Services”), Blink-Twice LLC, a Delaware limited liability company (“Blink-Twice”), Mayer-Johnson LLC, a Delaware limited liability company (“Mayer-Johnson”), DynaVox International Holdings Inc., a Delaware corporation (“International”), EYE RESPONSE TECHNOLOGIES, INC., a Virginia corporation (“ERT”; Borrower, Holdings, Services, Blink-Twice, Mayer-Johnson, International and ERT are collectively referred to herein as the “Credit Parties” and each individually as a “Credit Party”), GE BUSINESS FINANCIAL SERVICES INC. (in its individual capacity, “GE BFS”), as agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”) for the several financial institutions from time to time party to the Credit Agreement (collectively, the “Lenders” and each individually a “Lender”), and for itself as a Lender, and such Lenders signatory hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Agent and the Lenders have entered into that certain Third Amended and Restated Credit Agreement dated as of June 23, 2008 (as amended, modified, restated or otherwise supplemented from time to time, the “Credit Agreement”);

WHEREAS, Borrower has requested that Agent and the Required Lenders amend the Credit Agreement in certain respects as set forth herein; and

WHEREAS, Agent and the Required Lenders are willing to make such amendments subject to the terms, conditions and other provisions hereof.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

I.                                         Defined Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement (as amended hereby).

II.                                     Consent; Waiver.

(1)                                 Notwithstanding anything to the contrary set forth in the Credit Agreement and the other Financing Documents, the Agent and the Required Lenders hereby consent to Holdings assigning its rights and obligations under the Credit Agreement and the other Financing Documents to a newly formed wholly-owned Subsidiary of Holdings (“Newco”) on or prior to the date of the consummation of the IPO so long as (1) Newco has pledged to Agent all of the outstanding capital stock or other equity interests of Borrower, (2) Newco has Guaranteed the Obligations and secured such Guarantee by granting in favor of Agent, for its benefit and the benefit of the Lenders, a Lien on all or substantially all of the assets and (3) at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may reasonably be necessary or as Agent may reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby.  Upon the effectiveness of such assignment, Newco shall be deemed to be “Holdings” for all purposes under the Credit Agreement and the other Financing Documents and Holdings shall be released from its obligations thereunder.

(2)                                 Notwithstanding anything to the contrary set forth in the Credit Agreement and the other Financing Documents, the Agent and the Required Lenders hereby consent to (and hereby waive any breach of any of the provisions of the Financing Documents caused by) Borrower’s payment in full of the Third Restatement Subordinated Debt and the Debt evidenced by the Enkidu Seller Note solely with the proceeds of the IPO.

(3)                                 Notwithstanding anything to the contrary set forth in the Credit Agreement and the other Financing Documents, the Agent and the Required Lenders hereby waive the requirement under Section 2.8(b) of the Credit Agreement with regard to the proceeds of the IPO.

III.                                 Amendments.  Subject to the conditions set forth below, and in reliance upon the representations and warranties of the Credit Parties set forth in the Credit Agreement and in this Amendment, effective as of the Second Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(1)                                 Section 1.1 of the Credit Agreement is hereby amended by substituting the following definition of the term set forth below in lieu of the current version of such definition contained in Section 1.1 of the Credit Agreement:

“Applicable Margin” means, with respect to Revolving Loans, Swing Loans, Term Loan and the Unused Commitment Fee, a percentage equal to (a) during the period commencing on the Third Restatement Effective Date and ending on the next date of determination that is at least two full Fiscal Quarters of Borrower after the Third Restatement Effective Date, the percentage set forth in the applicable column opposite Level II in the table set forth in clause (b) below, and (b) thereafter, as of each date of determination (and until the next such date of determination), a percentage equal to the percentage set forth below in the applicable column opposite the level corresponding to the ratio of (x) Net Total Debt, as of the last day of the most recently ended Fiscal Quarter to (y) EBITDA for the twelve month period ending on such last day:

	Ratio of Net	Base Rate Loans		Eurodollar Rate Loans
Level	Total Debt to EBITDA	Revolving Loans and Swing Loans	Term Loan	Revolving Loans	Term Loan	Unused Commitment Fee
I	Greater than or equal to 5.00 to 1.00	3.75%	3.75%	4.75%	4.75%	0.500%
II	Less than 5.00 to 1.00 but equal to or greater than 4.00 to 1.00	3.50%	3.50%	4.50%	4.50%	0.500%
III	Less than 4.00 to 1.00 but equal to or greater than 3.00 to 1.00	3.25%	3.25%	4.25%	4.25%	0.500%
IV	Less than 3.00 to 1.00	3.00%	3.00%	4.00%	4.00%	0.375%

Each date of determination for the “Applicable Margin” shall be the date that is 3 Business Days after delivery by Borrower to Agent of a new Compliance Certificate pursuant to Section 4.1(c) in connection with the delivery of financial statements pursuant to Section 4.1(n).  Notwithstanding anything to the contrary set forth in this Agreement, (x) the Applicable Margin shall equal the percentage set forth in the appropriate column opposite Level I in the table above, effective immediately if Borrower shall at any time fail to timely deliver a Compliance Certificate, the 10th Business Day following the date on which such Compliance Certificate was due, until the date of delivery of such Compliance Certificate and (y) if an Event of Default has occurred and is continuing on a date or determination for the “Applicable Margin”, no reduction in the Applicable Margin shall occur on such date.

“ECF Percentage Table” means the following table:

Ratio of Net Total Debt to EBITDA	Percentage
Greater than or equal to 4.50 to 1.00	75.0%
Less than 4.50 to 1.00, but greater than or equal to 3.00 to 1.00	50.0%
Less than 3.00 to 1.00, but greater than or equal to 2.50 to 1.00	37.5%
Less than 2.50 to 1.00, but greater than or equal to 1.50 to 1.00	25.0%
Less than 1.50 to 1.00	0%

“Investors” means, Vestar Capital Partners IV, L.P. and Park Avenue Equity Partners, L.P., and any other holders of equity interests in DynaVox Systems Holdings, LLC, a Delaware limited liability company, on the Third Restatement Effective Date (including the respective Affiliates of such Persons who now or hereafter acquire equity interests as aforesaid), collectively, and “Investor” shall mean any such Person, individually.

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions: (a) no Default or Event of Default then exists, (b) Agent has received pro forma financial statements prepared in good faith based on reasonable assumptions after giving effect to such Proposed Acquisition and Agent is reasonably satisfied that Borrower is in compliance with the financial covenants set forth in Article VI on a pro forma basis as of the last day of the last Fiscal Quarter for which financial statements have been delivered hereunder, (c) at or prior to the closing of such Proposed Acquisition, Agent will be granted a first priority Lien (subject to Permitted Liens) in the assets acquired pursuant thereto that, under the Security Documents, are required to be subject to the Liens created under any of the Security Documents and Holdings, its Subsidiaries and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith, (d) except with regard to any Proposed Acquisition the aggregate consideration for which does not exceed $3,000,000, Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least two (2) weeks prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by Agent) and on or prior to the date of such Proposed Acquisition, Agent shall have received copies of the acquisition agreement and related contractual obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches, in each case, to the extent prepared or obtained in connection with such Proposed Acquisition) and information reasonably requested by Agent, (e) after giving effect to such Proposed Acquisition, the sum of (i) the amount by which the then effective Revolving Loan Commitments exceeds the aggregate Revolving Loan Outstandings plus (ii) the aggregate amount of cash and Cash Equivalents of Borrower and its Subsidiaries shall not be less than $5,000,000 and (f) such Proposed Acquisition shall be consensual, shall have been approved by the Proposed Acquisition Target’s board of directors (or comparable governing body) and shall be consummated substantially in accordance with the terms of the agreements and documents related thereto, and in compliance with all applicable Laws except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(2)                                 Section 1.1 of the Credit Agreement is hereby further amended by adding the following definitions thereto in appropriate alphabetical order:

“Available Amount” means the excess of (a) the amount of any Excess Cash Flow and Net Cash Proceeds from the issuance or disposition of any equity securities permitted to be retained by the Borrower pursuant to, respectively, Section 2.8(a) and Section 2.8(b)(i) after the First Amendment Effective Date over (b) the aggregate amount of Investments made after the Second Amendment Effective Date pursuant to clause (k) or clause (l) of Section 5.8, in each case of this clause (b) to the extent made as a portion of the Available Investment Amount.

“Available Investment Amount” means the excess of (a) the amount of any Excess Cash Flow retained by the Borrower pursuant to Section 2.8(a) and Net Cash Proceeds from the issuance or disposition of any equity securities permitted to be retained by Borrower pursuant to Section 2.8(b)(i), in each case, after the Second Amendment

Effective Date over (b) the sum of (i) the aggregate amount of any Investments made after the Second Amendment Effective Date pursuant to clause (k) or clause (l) of Section 5.8, in each case of this clause (i) to the extent made as a portion of the Available Investment Amount plus (ii) the aggregate amount of any dividends or distributions made after the First Amendment Effective Date pursuant to Section 5.4(e) and any loans and advances made after the First Amendment Effective Date pursuant to Section 5.8(m), in each case of this clause (ii) to the extent the aggregate amount thereof exceeded $12,000,000.

“IPO” means the initial public offering (including any over-allotment option) of the equity securities of Ultimate Holdings to be consummated on or prior to August 31, 2010.

“IPO Fee” means a fee payable by the Borrower to the Investors in connection with the IPO in an aggregate amount not to exceed $3,000,000.

“Permitted Subordinated Debt” means Debt of the Borrower and Guarantees thereof by any other Loan Party; provided that (i) such Debt and related Guarantees shall not be secured by any Lien, (ii) such Debt and related Guarantees are subordinated to the Obligations pursuant to subordination provisions that are reasonably satisfactory to the Agent, (iii) at the time of the incurrence of such Debt, the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to the incurrence of such Debt and the Permitted Acquisition financed with such Debt, with the covenants contained in Sections 6.3, 6.4 and 6.5 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such Permitted Acquisition and incurrence of Debt had occurred on the first day of the relevant period for testing such compliance, provided, that the Borrower and its Subsidiaries shall calculate pro forma compliance under this clause (iii) with Sections 6.4 and 6.5 at the applicable ratio levels set forth in such provisions minus 0.50, (iv) such Debt shall not have any principal payments due prior to the date that is 180 days after the Term Loan Maturity Date, whether at maturity or otherwise, except upon the occurrence of a change of control or similar event (including asset sales), in each cash so long as the provisions relating to change of control or similar events including asset sales) included in the governing instrument of such Debt provide that the provisions of this Agreement must be satisfied prior to the satisfaction of such provisions of such Debt and (v) such Debt bears interest at a rate which, in the good faith judgment of the Borrower’s board of directors, is consistent with the market at the time of issuance for similar Debt for comparable issuers of borrowers.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of March 4, 2010 among the Borrower, the other Credit Parties, the Lenders and the Agent, as the same may be amended, supplemented, or otherwise modified from time to time.

“Second Amendment Effective Date” means the date the Second Amendment becomes effective pursuant to its terms.

“Securityholders Agreement” means the Amended and Restated Securityholders Agreement among Ultimate Holdings, Holdings and the Securityholders party thereto to be executed in connection with the IPO.

“Ultimate Holdings” means DynaVox Inc., a Delaware corporation.

(3)                                 Each of Sections 4.1(a), 4.1(b), 4.1(c), 4.1(e) 4.1(f), 4.1(g), 4.1(l), 4.1(n) and 4.1(p) of the Credit Agreement is hereby deleted in its entirety and the following subsections (a), (b), (e), (f), (g), (l), (n) and (p) are substituted in lieu thereof:

“(a)                            [Reserved];

(b)                                 as soon as available and in any event within 5 days after the earlier of the date on which such financial statements are required to be filed or actually filed with the Securities and Exchange Commission, a consolidated balance sheet of Ultimate Holdings and its Subsidiaries as of the end of each Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case, to the extent comparable figures are available, in comparative form the figures for the previous Fiscal Year, certified (solely with respect to such consolidated statements) without material qualification (including with respect to the scope of audit) or exception by independent public accountants of nationally recognized standing;

(c)                                  together with each delivery of financial statements pursuant to Sections 4.1(b) and 4.1(n), a Compliance Certificate, and together with each delivery of financial statements pursuant to Section 4.1(b), an Excess Cash Flow Certificate;

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(e)                                  promptly upon receipt thereof, copies of all reports submitted to Ultimate Holdings or any Credit Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of Ultimate Holdings or any Credit Party made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

(f)                                    promptly upon their becoming available, copies (i) of all regular and periodic reports and all registration statements and prospectuses filed by Ultimate Holdings or any Credit Party with any securities exchange or with the Securities and Exchange Commission or any successor and (ii) all Interest Rate Contracts entered into by any Credit Party;

(g)                                 promptly upon any officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party in an amount greater than $500,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default under any material agreement or instrument (other than the Financing

Documents) to which any Credit Party is a party or by which any of its assets is bound, which default could reasonably be expected to have a Material Adverse Effect, or (iii) of the institution of any litigation or arbitration involving an alleged liability of any Credit Party equal to or greater than $500,000 or any adverse determination in any litigation or arbitration involving a potential liability of any Credit Party equal to or greater than $500,000, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

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(l)                                     [Reserved];

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(n)                                 as soon as available and in any event within 5 days after the earlier of the date on which such financial statements are required to be filed or actually filed with the Securities and Exchange Commission, a consolidated balance sheet of Ultimate Holdings and its Subsidiaries as at the end of each Fiscal Quarter and the related consolidated statements of operations and cash flows for such Fiscal Quarter, and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter setting forth, in each case, to the extent comparable figures are available, in comparative form the figures for the corresponding periods of the previous Fiscal Year, all of the foregoing in reasonable detail and certified by a Responsible Officer as fairly presenting, in all material respects, the financial condition and results of operations of Ultimate Holdings and its Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Ultimate Holdings, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

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(p)                                 [Reserved]; and”

(4)                                 Section 4.8 of the Credit Agreement is hereby deleted in its entirety and the following Section 4.8 is substituted in lieu thereof

“Section 4.8                                [Reserved].”

(5)                                 Section 5.1(f) of the Credit Agreement is hereby deleted in its entirety and the following subsection (f) is substituted in lieu thereof:

“(f)                              other Debt not to exceed $10,000,000 in the aggregate at any time outstanding; provided that no more than $5,000,000 of such Debt may be secured Debt;”

(6)                                 Section 5.1(i) of the Credit Agreement is hereby deleted in its entirety and the following subsections are substituted in lieu thereof:

“(i)                               Debt, if any, arising under Interest Rate Contracts;

(j)                                     (A) Debt of any Person acquired by the Borrower or any Subsidiary or that becomes a Subsidiary, in each case, in a Permitted Acquisition or Debt attaching to the assets of any Person that are acquired by the Borrower or any Subsidiary in a Permitted Acquisition, provided that (1) such Debt exists at the time such Person becomes a Subsidiary or at the time such assets were acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired and (2) the aggregate principal amount of Debt permitted by this clause (j) shall not exceed $5,000,000 at any time outstanding and (B) any refinancings, renewals and replacements of any such Debt pursuant to the preceding clause (A) that do not increase the outstanding principal amount thereof (plus accrued interest and premium in respect thereof); and

(k)                                  Permitted Subordinated Debt incurred to finance a Permitted Acquisition.”

(7)                                 Section 5.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (m) thereof, (ii) inserting a new clause (n) thereof to read as follows and (iii) re-numbering clause (n) thereof as the new clause (o):

“(n)                           Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, in each case in connection with a Permitted Acquisition, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those Debt permitted by Section 5.1(j); and”

(8)                                 Section 5.3(h) of the Credit Agreement is hereby deleted in its entirety and the following subsection (h) is substituted in lieu thereof:

“(h)                           Continent Obligations that support Debt to the extent permitted under Sections 5.1(a) through (g) and 5.1(i) through 5.1(k).”

(9)                                 Section 5.4 of the Credit Agreement is hereby amended by (i) inserting the phrase “, as amended or amended and restated in connection with the IPO” after “Amended and Restated Limited Liability Company Agreement dated May 13, 2004 of Holdings” in clause (b) thereof, (ii) deleting the word “and” at the end of each of clauses (a), (b) and (d) thereof, (iii) deleting the phrase “the amount of any Excess Cash Flow and Net Cash Proceeds from the issuance or disposition of any equity securities permitted to be retained by the Borrower pursuant to, respectively, Section 2.8(a) and Section 2.8(b)(i) after the First Amendment Effective Date” in its entirety and substituting the phrase “the Available Amount” in lieu thereof, (iv) deleting the

“.” at the end of clause (e) thereof and substituting the phrase “; and” in lieu thereof and (v) adding a new clause (f) thereto to read as follows:

“(f)                              payment of the IPO Fee payable by Holdings.”

(10)                          Section 5.8 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Section 5.8                                Purchase of Assets, Investments.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly acquire any assets other than in the ordinary course of business or as may otherwise be used or useful in the conduct of such Person’s business as then conducted and permitted hereunder.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly make, acquire or own any Investment in any Person other than (a) Investments set forth on the Information Certificate; (b) Cash Equivalents and, in the case of Foreign Subsidiaries, similar investments customary for countries in which such Foreign Subsidiary conducts business; (c) Investments in Domestic Subsidiaries, so long as (i) Borrower has pledged to Agent all of the outstanding capital stock or other equity interests of any such Domestic Subsidiary and (ii) any such Domestic Subsidiary has Guaranteed the Obligations and secured such Guarantee by granting in favor of Agent, for its benefit and the benefit of the Lenders, a Lien on all or substantially all of the assets; (d) bank deposits established in accordance with Section 5.15; (e) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; (f) loans to officers and employees in an aggregate principal amount not to exceed $500,000 at any time outstanding; (g) intercompany loans permitted under Section 5.1(d); (h) transactions permitted under Section 5.7; (i) Guarantees to the extent permitted by Section 5.1 or 5.3; (j) Investments in the form of Interest Rate Contracts permitted under Section 5.3(g); (k) other Investments not included in any of the foregoing and not exceeding (i) $1,000,000 in any given Fiscal Year of Borrower and $5,000,000 in the aggregate during the term of this Agreement plus (ii) the Available Investment Amount; (l) Investments in any Foreign Subsidiaries or any joint venture or partnership not exceeding (i) $5,000,000 in any given Fiscal Year of Borrower and $10,000,000 in the aggregate during the term of this Agreement plus (ii) the Available Investment Amount; and (m) loans and advances by Borrower to Holdings (the proceeds of which may be used by Holdings in its discretion) in an aggregate amount up to the Available Distribution Amount, less the aggregate amount of loans and advances made after the First Amendment Effective Date pursuant to this clause (m) and any dividends or distributions made after the First Amendment Effective Date pursuant to Section 5.4(e).  Notwithstanding the foregoing, Borrower may acquire, or may cause a Subsidiary to acquire, all or substantially all of the assets, or all or substantially all of the equity securities, of any Person with the prior written approval of Required Lenders or in connection with a Permitted Acquisition.”

(11)                          Section 5.13 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Section 5.13         Investor Fees.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees or other amounts to or for the account of any Investor or any Affiliate of any Investor except (a) pursuant to the Management Agreement as it exists on the Third Restatement Effective Date, provided that any and all amounts due, owing or payable thereunder, howsoever characterized (but excluding reimbursement for out of pocket expenses), shall not exceed the greater of (i) $300,000 per Fiscal Year of Borrower and (ii) an amount equal to 1.5% of Borrower’s EBITDA for the most recent period for which a Compliance Certificate was delivered to Agent pursuant to the terms of this Agreement; and provided, further that any amounts paid or payable by Borrower representing reimbursement for out of pocket expenses shall not exceed an amount equal to 30% of the amounts otherwise paid or payable under clauses (i) or (ii) above and (b) the IPO Fee.”

(12)         Section 5.14 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Section 5.14         [Reserved].”

(13)         Section 5.16 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Section 5.16         Payments and Modifications of Certain Documents.  Borrower will not, and will not permit any Subsidiary to do any of the following:

(a)           waive or otherwise modify any term of any Third Restatement Equity Documents or Third Restatement Stock Redemption Documents in a manner which would be reasonably expected to materially adversely affect the interests of Agent or any other Secured Party under the Financing Documents; or

(b)           directly or indirectly declare, pay, make or set aside any amount for payment in respect of Third Restatement Subordinated Debt, except for (i) regularly scheduled and mandatory payments of principal and interest (but no voluntary prepayments), (ii) payments made with the proceeds from the IPO and (iii) other payments in respect of Third Restatement Subordinated Debt made in full compliance with and to the extent expressly permitted by the Third Restatement Subordination Agreement.”

(14)         Each of Sections 8.1(b), 8.1(c), 8.1(j) and 8.1(n) of the Credit Agreement is hereby deleted in its entirety and the following subsections (b), (c), (j) and (n) are substituted in lieu thereof:

“(b)         Borrower shall fail to observe or perform any covenant contained in (i) Section 4.1(b), 4.1(c), 4.1(g), 4.1(h), 4.1(i), 4.1(m), 4.1(n), Section 4.7, Section 4.9, Section 4.10, Section 4.13, Section 4.14, Section 4.16, Article V, or Article VI;

(c)           any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 8.1 which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Required Lenders of such default or (2) actual knowledge of Borrower or any other Credit Party of such default;

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(j)            (1) Holdings shall cease to directly or indirectly own and control one hundred percent (100%) of each class of the outstanding equity interests of Borrower, (2) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Second Amendment Effective Date) other than the Investors and the other parties to the Securityholders Agreement as in effect on the date of the IPO shall acquire ownership, directly or indirectly, beneficially or of record, of equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests in Ultimate Holdings, (3) DynaVox International shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each of DynaVox Canada and DynaVox UK, (4) any “Change of Control”, “Change in Control”, or term of similar import occurs under any agreement, instrument, or other documents evidencing any Permitted Subordinated Debt, or (5) occupation of a majority of the seats (other than vacant seats) on the board of directors of Ultimate Holdings at any time by Persons who were neither (i) nominated by members of the Investors or the board of directors of Ultimate Holdings nor (ii) appointed by directors so nominated;

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(n)           any of the Operative Documents (other than the Third Restatement Subordinated Note Documents) shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any such party shall so assert in writing and such failure could reasonably be expected to have a Material Adverse Effect;”

(15)         Exhibit B to the Credit Agreement is deleted in its entirety and Exhibit A attached hereto is substituted in lieu thereof.

IV.           Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent or concurrent:

(1)           the execution and delivery of this Amendment by each of the Credit Parties, Agent and the Required Lenders;

(2)           all representations and warranties by any Credit Party contained herein or in any other Financing Document shall be true and correct in all material respects on and as of the Second Amendment Effective Date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date;

(3)           before and after giving effect hereto, no Default or Event of Default under the Credit Agreement shall have occurred and be continuing;

(4)           the IPO shall have been or shall substantially contemporaneously be consummated;

(5)           evidence in form and substance reasonably satisfactory to Agent of the substantially contemporaneous payment in full of the Third Restatement Subordinated Debt solely with the proceeds of the IPO and termination of all agreements relating thereto (other than contingent indemnification obligations for which a claim has not been made);

(6)           receipt by Agent on behalf of Lenders signatory hereto of a fully earned, non-refundable amendment fee in the aggregate amount of 0.125% of the Revolving Loan Commitments of and the Term Loan held by such Lenders on the date hereof, which fee is due and payable in full on the date hereof;

(7)           Borrower and Agent shall have entered into a fee letter in form and substance acceptable to Agent; and

(8)           receipt by Agent on the date hereof of the fees set forth in that certain fee letter dated as of the date hereof by and between Borrower and Agent.

V.            Representations and Warranties.   Each Credit Party, jointly and severally, hereby represents and warrants to Agent and each Lender as follows:

(1)           The execution, delivery and performance by each Credit Party of this Amendment and each other document, agreement and instrument executed by such Credit Party in connection herewith are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any governmental body, agency or official except for actions or filings, the failure with respect to which could not reasonably be expected to have a Material Adverse Effect, and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the Organizational Documents of any Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect;

(2)           this Amendment and each other document, agreement and instrument executed by such Credit Party in connection herewith constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, subject to the effects of (i) insolvency, fraudulent conveyance, reorganization, moratorium and bankruptcy or other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) any implied covenant of good faith and fair dealing; and

(3)           no Default or Event of Default exists.

VI.           No Waiver.  Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Financing Documents or constitute a course of conduct or dealing among the parties.  Except as expressly stated herein, (a) Agent and Lenders reserve all rights, privileges and remedies under the Financing Documents, and (b) the Credit Agreement and other Financing Documents remain unmodified and in full force and effect.

VII.         References.          Any reference to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement, including, without limitation, any Financing Document, shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.  This Amendment shall be deemed to be a Financing Document.

VIII.        Counterparts.  This Amendment may be executed and delivered via facsimile or other electronic transmission with the same force and effect as if an original were executed and may be executed by one or more of the parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

IX.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of Borrower and each other Credit Party and their successors and assigns and the Agent and the Lenders and their successors and assigns.

X.            GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

XI.           Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

XII.         Reaffirmation. Each of the Credit Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby: (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Financing Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Financing Document as security for or otherwise guaranteed the Obligations under or with respect to the Financing Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations.  Each of the Credit Parties hereby consents to this Amendment and acknowledges that each of the Financing Documents remains in full force and effect and is hereby ratified and reaffirmed.  Except as specifically provided hereunder, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, constitute a waiver of any provision of any of the Financing Documents or serve to effect a novation of the Obligations.

– Remainder of Page Intentionally Blank; Signature Page Follows –

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWER:

DYNAVOX SYSTEMS LLC

By:	/s/ Edward L. Donnelly
	Name:	Edward L. Donnelly
	Title:	Chief Executive Officer

OTHER LOAN PARTIES:

DYNAVOX SYSTEMS HOLDINGS LLC

By:	/s/ Edward L. Donnelly
	Name:	Edward L. Donnelly
	Title:	Chief Executive Officer

DYNAVOX SERVICES INC.

By:	/s/ Edward L. Donnelly
	Name:	Edward L. Donnelly
	Title:	Chief Executive Officer

BLINK-TWICE SYSTEMS LLC

By:	/s/ Edward L. Donnelly
	Name:	Edward L. Donnelly
	Title:	Chief Executive Officer

EYE RESPONSE TECHNOLOGIES, INC.

By:	/s/ Edward L. Donnelly
	Name:	Edward L. Donnelly
	Title:	Chief Executive Officer

Second Amendment to Credit Agreement

MAYER-JOHNSON LLC

By: DynaVox Systems LLC, its sole member

By:	/s/ Edward L. Donnelly
	Name:	Edward L. Donnelly
	Title:	Chief Executive Officer

DYNAVOX INTERNATIONAL HOLDINGS INC.

By:	/s/ Edward L. Donnelly
	Name:	Edward L. Donnelly
	Title:	Chief Executive Officer

Second Amendment to Credit Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

GE BUSINESS FINANCIAL SERVICES INC., as the Agent and a Lender

By:	/s/ Keith Bird
Name: Keith Bird
Its: Duly Authorized Signatory

Second Amendment to Credit Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

PNC Bank, N.A., as a Lender

By:	/s/ Brett R. Schweikle
Name:	Brett R. Schweikle
Title:	Vice President

Second Amendment to Credit Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

TriState Capital Bank, as Lender

By:	/s/ Michael L. Hammond
Name:	Michael L. Hammond
Title:	Senior Vice President

Second Amendment to Credit Agreement